                                                                      EXHIBIT 15

LETTER REGARDING UNAUDITED INTERIM
  FINANCIAL INFORMATION

Board of Directors and Stockholders of
Optical Coating Laboratory, Inc.
Santa Rosa, California

        We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Optical Coating Laboratory, Inc. and subsidiaries for the period ended January 31, 1999, as indicated in our report dated February 18, 1999; because we did not perform an audit, we expressed no opinion on that information.


        We are aware that our report referred to above, which was included in your Quarterly Report on Form 10-Q for the quarter ended January 31, 1999, is being incorporated by reference in the Prospectus which is a part of this Amendment No. 1 to Registration Statement No. 333-76853 on Form S-3.


        We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


/s/ DELOITTE & TOUCHE LLP
San Jose, California
May 6, 1999